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                                                            EXHIBIT A


THIS NOTE HAS NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY OTHER APPLICABLE SECURITIES LAWS AND, ACCORDINGLY, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER, OR IN A TRANSACTION EXEMPT FROM REGISTRATION OR QUALIFICATION UNDER, THE SECURITIES ACT AND IN ACCORDANCE WITH ANY OTHER APPLICABLE SECURITIES LAWS.


                                  THE RICEX COMPANY
                              $1,850,000 PROMISSORY NOTE


$1,850,000      El Dorado Hills, California          December 31, 1998


     THE RiceX COMPANY, a Delaware corporation (hereinafter called the "Company," which term includes any directly or indirectly controlled subsidiaries or successor entities), for value received, hereby promises to pay to FoodCeuticals, LLC, a Delaware limited liability company, (hereinafter called "Holder"), or its registered assigns, the principal sum of up to One Million Eight-Hundred Fifty Thousand Dollars ($1,850,000), together with interest on the amount of such principal sum, payable in accordance with the terms set forth below and in the Loan Agreement between the Company and Holder dated December 31, 1998 (the "Loan Agreement").

     The obligations of the Company are subject to the terms of the Security Documents (as defined in the Loan Agreement) and the Holder is entitled to the benefits thereof and the remedies thereunder.

                                     ARTICLE I
                                    DEFINITIONS

     1.1 DEFINITIONS. For all purposes of this Note, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this Article have the meanings assigned to them in this Article and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles as promulgated from time to time by the Association of


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Independent Certified Public Accountants; and (c) the words "herein," "hereof"
and "hereunder" and other words of similar import refer to this Note as a whole and not to any particular Article, Section or other subdivision. Any term used herein as a defined term and not otherwise defined herein, shall be defined as set forth in the Loan Agreement.

          "BOARD OF DIRECTORS" means the board of directors of the Company as elected from time to time or any duly authorized committee of that board.

          "BUSINESS DAY" means any day on which national banking associations in the State of California are open for business.

          "DEFAULT" means any event which is, or after notice or passage of time would be, an Event of Default.

          "EVENT OF DEFAULT" has the meaning specified in Section 3.1.

          "INDEBTEDNESS" of any Person means all indebtedness of such Person, whether outstanding on the date of this Note or hereafter created, incurred, assumed or guaranteed, (a) for the principal of and premium, if any, and interest on all debts of the Person whether outstanding on the date of this Note or thereafter created (i) for money borrowed by such Person (including capitalized lease obligations), (ii) for money borrowed by others (including capitalized lease obligations) and guaranteed, directly or indirectly, by such Person, or (iii) constituting purchase money indebtedness, or indebtedness secured by property at the time of the acquisition of such property by such Person, for the payment of which the Person is directly or contingently liable;
(b) for all accrued obligations of the Person in respect of any contract, agreement or instrument imposing an obligation upon the Person to pay over funds; (c) for all trade debt of the Person; and (d) for all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the indebtedness referred to in (a), (b) or (c) above.

          "MATURITY DATE", when used with respect to this Note, means a date two years from the date hereof, December 31, 1998, (or such earlier date upon which this Note becomes due and payable under Section 3.2).

          "NOTE" means this Promissory Note, as hereafter amended, modified, substituted or replaced.

          "PERSON" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, estate, other entity, unincorporated organization or government or any agency or political subdivision thereof.


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          "SECURITY DOCUMENTS" means the Security Documents entered into concurrently and as specified pursuant to the Loan Agreement.

          "SUBSIDIARY" means a corporation or other entity more than 50% of the outstanding voting stock of which, or more than 50% of the equity interest in which, is owned, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company, or by any combination of the Company and one or more other Subsidiaries. For purposes of this definition, "voting stock" means stock which ordinarily has voting power for the election of directors, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency.

                                     ARTICLE II
                                      PAYMENTS

     2.1  PAYMENT OF INTEREST AND ISSUANCE OF WARRANTS.

          (a) On the date of each advance hereunder, the Company shall instruct its transfer agent to issue to Holder 50,847.5 shares of its Common Stock, $.001 par value, for each $100,000 advanced. No further interest shall be payable hereunder.

          (b) On the date of each advance hereunder, the Company shall issue to the Holder as and for a charge for placing and procuring the Loan as of the date hereof a Warrant to purchase 202,353.5 shares of its Common Stock, $.001 par value, for each $100,000 advanced.

          (c) The payment of interest in shares of Common Stock and the issuance of the Warrants under Sections 2.1 (a) and (b) shall be immediately refundable to the Company, and Holder, upon the Company repaying this Note in full within fourteen (14) days of January 15, 1999, agrees to immediately return any such shares or Warrants issued thereunder, if Holder fails to initiate the wire transfer of $650,000 to the Company (or in accordance with its instructions) not later than 11:00 am EST on January 15, 1999 (such initiation to be confirmed by telephonic confirmation to the Company from Ms. Anna Marie Laugh, an employee of Summit Bank, The Abbey Branch, Morristown, New Jersey (973)-682-4890). If Holder initiates such wire transfer (confirmed as provided above), Holder shall be entitled to keep the Warrants issued under Section 2.1(b) representing in the aggregate Warrants to purchase 3,743,540


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               shares of Common Stock and prepaid interest in shares of Common
               Stock aggregating 940,679 shares, such securities representing the aggregate amounts required to be issued for the $1,850,000 Loan.

          (d) Upon receipt by the Company of future advances in excess of the $1,850,000 Loan by Holder hereunder and under the Loan Agreement, any shares of Common Stock issued as prepaid interest and any warrants to purchase Common Stock issued on the terms provided in Sections 2.1(a) and (b) above, shall be non-refundable.

     2.2 PAYMENT OF PRINCIPAL. The principal of this Note shall be due and payable in full on the Maturity Date.

     2.3 PREPAYMENTS. The Company may prepay the principal outstanding on this Note, in whole or in part, at any time without penalty or premium, provided that Holder shall be entitled to keep the shares of Common Stock and the Warrants issued under Sections 2.1(a) and (b) above in accordance with Section 2.1(c) and in no event shall any of such shares or Warrants, or any portion thereof, be deemed to be a premium, penalty or unearned. Holder shall not be required to return any shares of Common Stock or Warrants in the event of prepayment.

     2.4 MANNER OF PAYMENT. Cash payments of principal on this Note will be made by delivery of checks to Holder at its address as set forth in this Note or wire transfers pursuant to instructions from Holder. If the date upon which the payment of principal is required to be made pursuant to this Note occurs other than on a Business Day, then such said payment date shall be the next Business Day.


                                    ARTICLE III
                                      REMEDIES

     3.1  EVENTS OF DEFAULT. An "Event of Default" occurs if:

          (a) the Company defaults in the payment of the principal on this Note or any other Note issued pursuant to the Loan Agreement when such principal becomes due and payable and such default remains uncured for a period of fifteen days; or

          (b) the Company defaults in the performance of any covenant made by the Company, and such default remains uncured for a period of 45 days, in any of


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     (i) the Agreement; (ii) the Warrant issued by the Company to Holder; (iii)
     the Registration Rights Agreement; or (iv) this Note or any other Note issued pursuant to the Loan Agreement (other than a default in the performance of a covenant specifically addressed elsewhere in this Section 3.1); PROVIDED THAT a default in the performance of any covenant in
     Section 4.1 of this Note shall be an Event of Default immediately upon occurrence; or

          (c) any representation or warranty made by the Company in the Agreement, the Warrant, the Registration Rights Agreement, or this Note or any other Note issued pursuant to the Loan Agreement or in any certificate furnished by the Company in connection with the consummation of the transaction contemplated thereby or hereby, is untrue in any material respect as of the date of making thereof and such default remains uncured for a period of 45 days; or

          (d) the Company or any Subsidiary defaults in the payment when due (whether by lapse of time, by declaration, by call for redemption or otherwise) of the principal of or interest on any Indebtedness of the Company or such Subsidiary (other than the Indebtedness evidenced by this Note and trade debt incurred in the ordinary course of business) having an aggregate principal amount in excess of $100,000 or on any Indebtedness of the Company to any of its stockholders, and such default remains uncured for a period of 45 days; or

          (e) a court of competent jurisdiction enters a judgment or judgments against the Company or any Subsidiary, or any property or assets of the Company or any Subsidiary, for the payment of money aggregating $100,000 or more in excess of applicable insurance coverage and such default remains uncured for a period of 45 days; or

          (f) a court of competent jurisdiction enters (i) a decree or order for relief in respect of the Company or any Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (ii) a decree or order adjudging the Company or any Subsidiary a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Subsidiary under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any Subsidiary or of any substantial part of the property of the Company or any Subsidiary or ordering the winding up or liquidation of the affairs of the Company or any Subsidiary and any


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     such decree or order of relief or any such other decree or order remains unstayed for a period of 90 days from its date of entry; or

          (g) the Company or any Subsidiary commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent, or the Company or any Subsidiary files a petition, answer or consent seeking reorganization or relief under any applicable federal or state law, or the Company or any Subsidiary makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due;

          (h) any person or group (within the meaning of Section 13(d) of the Securities Exchange Act of 1934) becomes the beneficial owner of 30% or more of the total voting power of the Company and was not the beneficial owner of 30% or more of the total voting power of the Company as of the date hereof; provided that the foregoing shall not include any person or group who or which acquires the Warrant or shares of the Company's Common Stock issuable upon exercise of the Warrant; and further provided that such default has not been cured or waived within ninety (90) days following such change of beneficial ownership; or

          (i) the Company or any Subsidiary (1) merges or consolidates with or into any other Person (unless the Company or any of its Subsidiaries is the surviving or acquiring party); (2) dissolves or liquidates; or (3) sells all or any substantial portion of its assets (unless the purchaser is a Subsidiary of the Company).

     3.2 ACCELERATION OF MATURITY. This Note shall automatically become immediately due and payable if an Event of Default described in Sections 3.1(f), 3.1(g) or 3.1(i) occurs and, this Note shall, at the option of the Holder in its sole discretion, become immediately due and payable if any other Event of Default occurs, and in every such case the Holder of the Note may declare the principal on the Note to be due and payable immediately.


                                     ARTICLE IV
                                     COVENANTS

     The Company covenants and agrees that, so long as this Note is outstanding:

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     4.1  PAYMENT OF PRINCIPAL AND ACCRUED INTEREST. The Company will duly and punctually pay or cause to be paid the principal sum of this Note and will prepay interest thereon from the date hereof to the Maturity Date in accordance with the terms hereof and of the Loan Agreement.

     4.2 CORPORATE EXISTENCE. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company or a Subsidiary shall not be required to preserve any such right or franchise if it shall reasonably determine that the preservation thereof is no longer desirable in the conduct of its business.

     4.3 TAXES; CLAIMS; ETC. The Company will, and will cause each Subsidiary to, promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies imposed upon it or upon its income or profits, or upon any of its properties, real, personal, or mixed, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof, and which lien or charge will have a material adverse effect on the business of the Company; provided, however, that neither the Company nor any Subsidiary shall be required to pay or cause to be paid any such tax, assessment, charge, levy, or claim prior to institution of foreclosure proceedings if the validity thereof shall concurrently be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim.

     4.4 MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will, and will cause each Subsidiary to, keep its material properties in good repair, working order, and condition, ordinary wear and tear excepted, so that the business carried on may be properly conducted at all times in accordance with prudent business management.

     4.5 SEC REPORTS. The Company will deliver to the Holder within 20 days after it files them with the SEC, copies of its annual and quarterly reports and of the information, documents, and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which the Company is required or elects to file with the SEC pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934. The Company will timely comply with its reporting and filing obligations under the applicable federal securities laws.

     4.6 NOTICE OF DEFAULTS. The Company will promptly notify the Holder in writing of the occurrence of (i) any Event of Default under this Note, and (ii) any event of default (or if any event of default would result upon any payment with respect to this Note) with respect to any


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Indebtedness as such event of default is defined therein or in the instrument under which it is outstanding, permitting holders to accelerate the maturity of such Indebtedness.

     4.7 COMPLIANCE WITH LAWS. The Company will promptly comply with all laws, ordinances and governmental rules and regulations to which it is subject, the violation of which would materially and adversely affect the Company.

     4.8 AMENDMENTS TO CHARTER AND BY-LAWS. The Company will not amend or modify its Charter or By-Laws without the unanimous consent of the Company's Board of Directors.

     4.9 ELECTION OF DIRECTORS. The Company will use its best efforts to cause the election, at all shareholders' meetings called for the purpose of electing directors of the Company or in any other action taken to elect such directors, of two persons designated by the holders of a majority in principal amount of Notes outstanding under the Loan Agreement as nominees (the "Designated Directors"). If a vacant directorship arises due to the resignation or disability of a Designated Director, or if a Designated Director is removed for any reason, so long as the Note is outstanding, the Company will use its best efforts to cause the appointment of another person so designated by the Holders to replace the Designated Director.


                                     ARTICLE V
                                   MISCELLANEOUS

     5.1 CONSENT TO AMENDMENTS. This Note may be amended, and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, if and only if the Company shall obtain the written consent to such amendment, action or omission to act from the holders of a majority of the aggregate principal amount of this Note.

     5.2 BENEFITS OF NOTE. Nothing in this Note, express or implied, shall give to any Person, other than the Company, Holder, and their successors any benefit or any legal or equitable right, remedy or claim under or in respect of this Note.

     5.3 SUCCESSORS AND ASSIGNS. All covenants and agreements in this Note contained by or on behalf of the Company and the Holder shall bind and inure to the benefit of the respective successors and assigns of the Company and the Holder.

     5.4 TRANSFER OF NOTE. This Note is transferable in the same manner and with the same effect as in the case of a negotiable instrument payable to a specified person. Any lender to which Holder grants a security interest in this Note shall be entitled to exercise all remedies to


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which it is entitled by contract or by law, including (without limitation)
transferring this Note into its own name or into the name of any purchaser at any sale undertaken in connection with enforcement by such lender of its remedies.

     5.5 NOTICE; ADDRESS OF PARTIES. Except as otherwise provided, all communications to the Company or Holder provided for herein or with reference to this Note shall be deemed to have been sufficiently given or served for all purposes on the third business day after being sent as certified or registered mail, postage and charges prepaid, to the following addresses: if to the
Company: The RICEX Company, 1241 Hawk's Flight Court, El Dorado Hills, California 95762, Attention, Daniel L. McPeak, Chairman of the Board, or at any other address designated by the Company in writing to Holder; if to the Holder:
FoodCeuticals, LLC., The Abbey, 355 Madison Avenue, Morristown, New Jersey 07960, or at any other address designated by Holder to the Company in writing.

     5.6 SEPARABILITY CLAUSE. In case any provision in this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions in such jurisdiction shall not in any way be affected or impaired thereby; provided, however, such construction does not destroy the essence of the bargain provided for hereunder.

     5.7 GOVERNING LAW. This Note shall be governed by, and construed in accordance with, the internal laws of the State of New Jersey (without regard to principles of choice of law).


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     5.8  USURY. It is the intention of the parties hereto to conform strictly to the applicable laws of the State of New Jersey and the United States of America, and judicial or administrative interpretations or determinations thereof regarding the contracting for, charging and receiving of interest for the use, forbearance, and detention of money (hereinafter referred to in this Section 5.8 as "Applicable Law"). The Holder shall have no right to claim, to charge or to receive any interest in excess of the maximum rate of interest, if any, permitted to be charged on that portion of the amount representing principal which is outstanding and unpaid from time to time by Applicable Law. Determination of the rate of interest for the purpose of determining whether this Note is usurious under Applicable Law shall be made by amortizing, prorating, allocating and spreading in equal parts during the period of the actual time of this Note, all interest or other sums deemed to be interest (hereinafter referred to in this Section 5.8 as "Interest") at any time contracted for, charged or received from the Company in connection with this Note. Any Interest contracted for, charged or received in excess of the maximum rate allowed by Applicable Law shall be deemed a result of a mathematical error and a mistake. If this Note is paid in part prior to the end of the full stated term of this Note and the Interest received for the actual period of existence of this Note exceeds the maximum rate allowed by Applicable Law, Holder shall credit the amount of the excess against any amount owing under this Note or, if this Note has been paid in full, or in the event that it has been accelerated prior to maturity, Holder shall refund to the Company the amount of such excess, and shall not be subject to any of the penalties provided by Applicable Law for contracting for, charging or receiving Interest in excess of the maximum rate allowed by Applicable Law. Any such excess which is unpaid shall be canceled.


                              The RiceX Company




                         By:  /s/ D.L. McPeak
                              ---------------------------------------
                              Daniel L. McPeak, Chairman of the Board


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